Exhibit 99.1

Signing Day Sports Announces Selected Financial Results for Quarter Ended March 31, 2025 and Provides Business Update

Reduces Net Loss For Quarter by 66% Year-Over-Year,
Reflecting Improved Operating Efficiency

Strong Combine Participation and Scalable Digital Platform
Expected to Drive Higher Margin Growth

SCOTTSDALE, Ariz., May 15, 2025 -- Signing Day Sports, Inc. (“Signing Day Sports” or the “Company”) (NYSE American: SGN), the developer of the Signing Day Sports app and platform to aid high school athletes in the recruitment process, today announced selected financial results for the quarter ended March 31, 2025, and provided a business update.

Daniel Nelson, Chief Executive Officer and Chairman of Signing Day Sports, stated, “One of our primary objectives this quarter was to streamline costs and strike the right balance between growth and efficiency—resulting in a 66% year-over-year reduction in net loss. At the same time, we have seen strong athlete engagement through our national combine series and weekly recruiting webinars, which continues to expand our brand visibility. With enhancements to the digital platform and the signing of a new Sponsorship Agreement with the U.S. Army Bowl during the quarter, we believe we are well-positioned to drive growth in higher-margin, subscription-based revenues. We are also advancing strategic initiatives that we believe could significantly enhance long-term shareholder value. Overall, we have laid a strong foundation for scalable growth and meaningful returns, while continuing to enable new college recruiting opportunities for student-athletes and coaches nationwide.”

During the first quarter of 2025, Signing Day Sports advanced its growth strategy by hosting five U.S. Army Bowl Regional Combines in key cities—Atlanta, Georgia; Orlando, Florida; Chicago, Illinois; Phoenix, Arizona; and Jackson, Mississippi—which attracted nearly 1,000 high school athletes. These events reinforce the strong demand for verified performance data and enhanced recruiting visibility.

To extend this momentum, the Company expanded its digital footprint with weekly recruiting webinars that spotlight top student-athletes and promote direct engagement with college coaches. Signing Day Sports also renewed its role as the National Recruiting Partner to the U.S. Army Bowl through 2026, maintaining exclusive rights to national and regional combines and generating revenue from athlete registrations. Verified data collected from these events is automatically integrated into athlete profiles on the Company’s app, enhancing usability and value for both users and coaches.

Financial highlights for the quarter ended March 31, 2025

●	Revenue totaled approximately $0.15 million for the three months ended March 31, 2025, compared to approximately $0.23 million for the comparable 2024 period.
●	General and administrative expenses were approximately $0.97 million for the three months ended March 31, 2025, compared to approximately $2.04 million for the 2024 period.
●	Net loss was approximately $0.84 million for the three months ended March 31, 2025, compared to a net loss of approximately $2.50 million in the same period in 2024.

The selected results included in this press release should be reviewed together with the Company’s complete financial results for the quarter ended March 31, 2025. The complete financial results are available in the Company’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on May 15, 2025 and available at www.sec.gov.

Signing Day Sports

Signing Day Sports’ mission is to help student-athletes achieve their goal of playing college sports. Signing Day Sports’ app allows student-athletes to build their Signing Day Sports’ recruitment profile, which includes information college coaches need to evaluate and verify them through video technology. The Signing Day Sports app includes a platform to upload a comprehensive data set including video-verified measurables (such as height, weight, 40-yard dash, wingspan, and hand size), academic information (such as official transcripts and SAT/ACT scores), and technical skill videos (such as drills and mechanics that exemplify player mechanics, coordination, and development). For more information on Signing Day Sports, go to https://bit.ly/SigningDaySports.

Forward-Looking Statements

This press release contains “forward-looking statements” that are subject to substantial risks and uncertainties. All statements, other than statements of historical fact, contained in this press release are forward-looking statements. Forward-looking statements contained in this press release may be identified by the use of words such as “may,” “could,” “will,” “should,” “would,” “expect,” “plan,” “intend,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “project” or “continue” or the negative of these terms or other comparable terminology. These statements are only predictions. You should not place undue reliance on forward-looking statements because they involve known and unknown risks, uncertainties, and other factors. These risks, uncertainties and other factors are described more fully in the section titled “Risk Factors” in the Company’s periodic reports which are filed with the Securities and Exchange Commission. These risks, uncertainties and other factors are, in some cases, beyond our control and could materially affect results. If one or more of these risks, uncertainties or other factors become applicable, or if our underlying assumptions prove to be incorrect, actual events or results may vary significantly from those implied or projected by the forward-looking statements. No forward-looking statement is a guarantee of future performance. Forward-looking statements contained in this announcement are made as of this date, and the Company undertakes no duty to update such information except as required under applicable law.

Investor Contacts:

Crescendo Communications, LLC

212-671-1020

SGN@crescendo-ir.com